Exhibit 23.1

SFAI MALAYSIA PLT
202206000021 (LLP0031758-LCA) & AF 002216
Chartered Accountants
Block C2-G,
Ground Floor, Setiawalk,
Persiaran Wawasan,
47160 Puchong,
Selangor, Malaysia.
Tel: 603 – 7802 9000

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 pertaining to the 2026 Stock Incentive Plan of Intelligent Group Limited of our report dated March 31, 2026, with respect to the consolidated financial statements of Intelligent Group Limited and its subsidiaries as of November 30, 2025 and 2024 and for each of the years then ended, included in its Annual Report on Form 20-F for the year ended November 30, 2025, filed with the Securities and Exchange Commission.

/s/ SFAI MALAYSIA PLT

SFAI Malaysia PLT

Malaysia

October 14, 2026